Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

MALACCA STRAITS ACQUISITION COMPANY LIMITED

as the Purchaser,

MLAC MERGER SUB, INC.,
as Merger Sub,

MALACCA STRAITS MANAGEMENT COMPANY LIMITED,
in the capacity as the Purchaser Representative,

INDIEV, INC,
as the Company,

and

MR. HAI SHI,
in the capacity as the Seller Representative.

Dated as of September 26, 2022

i

Iv. representations and warranties of THE COMPANY	22
4.1. Organization and Standing	22
4.2. Authorization; Binding Agreement	22
4.3. Capitalization	23
4.4. Subsidiaries	23
4.5. Governmental Approvals	24
4.6. Non-Contravention	24
4.7. Financial Statements	24
4.8. Absence of Certain Changes	25
4.9. Compliance with Laws	25
4.10. Company Permits	26
4.11. Litigation	26
4.12. Material Contracts	26
4.13. Intellectual Property	28
4.14. Taxes and Returns	29
4.15. Real Property	30
4.16. Personal Property	31
4.17. Title to and Sufficiency of Assets	31
4.18. Employee Matters	31
4.19. Benefit Plans	32
4.20. Environmental Matters	34
4.21. Transactions with Related Persons	35
4.22. Insurance	35
4.23. Top Suppliers	35
4.24 Certain Business Practices	36
4.25. Product Warranty and Liability	36
4.26. Investment Company Act	36
4.27. Finders and Brokers	36
4.28. Independent Investigation	36
4.29. Information Supplied	37
4.30. No Other Representations	37

V. COVENANTS	37
5.1. Access and Information	37
5.2. Conduct of Business of the Company	38
5.3. Conduct of Business of the Purchaser	42
5.4. PCAOB Financials	44
5.4. Purchaser Public Filings	45
5.6. No Solicitation	45
5.7. No Trading	46
5.8. Notification of Certain Matters	46
5.9. Efforts	46
5.10. Tax Matters	48
5.11. Further Assurances	49
5.12. The Registration Statement	50
5.13. Required Company Stockholder Approval	52
5.14. Public Announcements	52
5.15. Confidential Information	53
5.16. Employment Agreements	54
5.17. Post-Closing Board of Directors and Executive Officers	54
5.18. Indemnification of Officers and Directors; Tail Insurance	55
5.19. Purchaser Cash Proceeds	56
5.20. PIPE Investment; Certain Company Loans	57
5.21. Extension Proxy Statement	58
5.22. Merger Sub Stockholder Consent	58

ii

VI. Closing conditions	59
6.1. Conditions of Each Party’s Obligations	59
6.2. Conditions to Obligations of the Company	60
6.3. Conditions to Obligations of the Purchaser	61
6.4. Frustration of Conditions	62

VII. TERMINATION AND EXPENSES	62
7.1. Termination	62
7.2. Effect of Termination	64
7.3. Fees and Expenses	64

VIII. TRUST WAIVER	65
8.1. Waiver of Claims Against Trust	65

Ix. MISCELLANEOUS	66
9.1. Non-Survival of Representations, Warranties and Covenants	66
9.2. Non-Recourse	66
9.3. Notices	67
9.4. Binding Effect; Assignment	68
9.5. Third Parties	68
9.6. Governing Law; Jurisdiction	68
9.7. WAIVER OF JURY TRIAL	69
9.8. Specific Performance	69
9.9. Severability	69
9.10. Amendment	69
9.11. Waiver	69
9.12. Entire Agreement	70
9.13. Interpretation	70
9.14. Counterparts	71
9.15. Purchaser Representative and Seller Representative	71
9.16. Legal Representation	72

X DEFINITIONS	73
10.1. Certain Definitions	73
10.2. Section References	86

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Voting Agreements
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Sponsor Letter Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of Amended Purchaser Organizational Documents
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Incentive Plan

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 26, 2022 by and among (i) Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii) MLAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Earnout Participants (as defined below) and their respective successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Indiev, Inc, a California corporation (together with its successors, including after the Conversion (as defined below), the “Company”), and (v) Mr. Hai Shi, in the capacity as the representative from and after the Effective Time for the Earnout Participants and their respective successors and assignees in accordance with the terms and conditions of this Agreement (the “Seller Representative” and, together with the Purchaser Representative, the “Representative Parties”). The Purchaser, Merger Sub, the Company and the Representative Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the business of the design, manufacture and sale of electric passenger vehicles, including INDI ONE, which is a smart electric car with an onboard supercomputer (collectively, the “Business”);

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. Prior to the consummation of the Merger, the Company shall convert from a corporation incorporated under the laws of the State of California into a Delaware corporation pursuant to and in accordance with the California General Corporation Law (as amended, the “CGCL”) and the DGCL (the “Conversion”);

D. On the date of, but prior to, the consummation of the Merger, the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation pursuant to and in accordance with Section 338 of the Delaware General Corporation Law (as amended, the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”), on the terms and subject to the conditions set forth in this Agreement;

E. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined below) of the Merger Consideration (as defined below), in accordance with the applicable provisions of the DGCL, and all upon the terms and subject to the conditions set forth in this Agreement;

F. The board of directors of the Purchaser has (i) determined that the Merger (consummated after the consummation of the Domestication) is in the best interests of the Purchaser, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the Merger;

G. The board of directors of Merger Sub has (i) determined that the Merger is fair, advisable and in the best interests of Merger Sub and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

H. The board of directors of the Company has (i) determined that the Merger (preceded by the Conversion) is fair, advisable and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company’s shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Conversion and the Merger;

I. On the date hereof, the Purchaser has received the voting agreements attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Significant Company Holders;

J. At or prior to the Closing (as defined below), each Significant Company Holder will enter into a Lock-Up Agreement with Purchaser, substantially in the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”), which will become effective as of the Closing, in which such Significant Company Holder will agree not to effect any sale, distribution or transfer of its Merger Consideration that it receives under this Agreement during the post-Closing lock-up period described therein, on the terms and subject to the conditions set forth therein;

K. Simultaneously with the execution and delivery of this Agreement, Mr. Hai Shi has entered into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, a copy of which is attached as Exhibit C hereto (the “Non-Competition Agreement”), which will become effective as of the Closing;

L.  In connection with the Closing, the Purchaser and certain of the Company Stockholders who are expected to be Affiliates of the Purchaser immediately after the Closing will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), pursuant to which such Company Stockholders will be granted certain registration rights with respect to their shares of Purchaser Common Stock received as Merger Consideration hereunder (including Earnout Shares, if any), on the terms and subject to the conditions set forth therein;

M. Simultaneously with the execution and delivery of this Agreement, Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability (the “Sponsor”), the Purchaser and the Company are entering into a sponsor letter agreement, a copy of which is attached as Exhibit E hereto (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to, (a) consistent with that certain Letter Agreement, dated July 14, 2020, by and among the Purchaser, the Purchaser’s officers and directors and the Sponsor, (i) appear at the Purchaser Special Meeting (as defined below) for purposes of constituting a quorum, (ii) vote in favor of this Agreement and the transactions contemplated hereby, including the Merger and the Domestication, (iii) vote against any proposals that would materially impede the transactions contemplated hereby, including the Merger and the Domestication, and (iv) not redeem any Purchaser Securities held by such Person, (b) waive any adjustment to the conversion ratio set forth in the Organizational Documents (as defined below) of the Purchaser or any other anti-dilution or similar protections with respect to the Purchaser Class B Ordinary Shares (as defined below) (or shares of Purchaser Class B Common Stock (as defined below) issued in respect thereof pursuant to the Domestication) (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) in connection with this Agreement and the transactions contemplated hereby, and (c) provide for the election by the Sponsor of certain options with respect to the repayment of Excess Purchaser Expenses (as defined below), if any;

N. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined below);

O. Simultaneously with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached as Exhibit F hereto (each, as amended, restated or otherwise modified from time to time in accordance with its terms, a “Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date (as defined below), and the Purchaser has agreed to issue and sell to each such PIPE Investor on the Closing Date, immediately prior to the Closing, but after giving effect to the Domestication, the number of shares of Purchaser Class A Common Stock (as defined below) (the “PIPE Shares”) set forth in the applicable Subscription Agreement at a price per share equal to ten U.S. dollars ($10.00) for an aggregate purchase price of $15,000,000 (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount”), in each case, on the terms and subject to the conditions set forth thein; and

P. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties shall cause the Merger to be consummated by filing on the Closing Date, a duly executed Certificate of Merger for the merger of Merger Sub with and into the Company (with any such addendums thereto, the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (and analogous provisions under applicable state and local income Tax law) and the Parties shall consummate the Domestication and the Merger in a manner consistent with such intent. The Parties adopt this Agreement as a “plan of reorganization” with respect to the Merger and the Domestication within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Conversion), shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Indiev, Inc”.

1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to hold office in accordance with the Surviving Company’s Organizational Documents, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to hold office in accordance with the Surviving Company’s Organizational Documents.

1.7 Domestication of the Purchaser; Company Conversion; PIPE Subscriptions.

(a) On the Closing Date, and prior to the Effective Time, the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation pursuant to and in accordance with the Cayman Islands Companies Act and the DGCL (the “Domestication”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Domestication and its terms, the Purchaser shall adopt Organizational Documents for a Delaware corporation in form and substance as determined by the Purchaser and approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (the “Domestication Organizational Documents”). In connection with the Domestication, all of the issued and outstanding Purchaser Securities shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation, except that each issued and outstanding Purchaser Unit that has not been previously separated into the underlying Purchaser Class A Ordinary Shares and underlying Purchaser Public Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one (1) share of Purchaser Class A Common Stock and the right to purchase one (1) share of Purchaser Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in that certain Warrant Agreement, dated as of July 14, 2020, by and between the Purchaser and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

(b) At the Effective Time, the Purchaser shall amend and restate the Domestication Organizational Documents in substantially the form attached as Exhibit G hereto (the “Amended Purchaser Organizational Documents”), which Amended Purchaser Organizational Documents, among other matters, will amend the Purchaser’s Organizational Documents to (i) provide that the name of the Purchaser shall be changed to “INDI Electric Vehicle Inc.”, (ii) provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, (iii) remove and revise certain provisions in the Purchaser’s Organizational Documents related to the Purchaser’s status as a blank check company, (iv) eliminate the shares of Purchaser Class B Common Stock, which shall convert into shares of Purchaser Class A Common Stock at the Closing on a one-for-one basis, and (v) rename the Purchaser Class A Common Stock as “common stock”. For the avoidance of doubt, the Parties agree that references in this Agreement to the Purchaser include references to the Purchaser before and also giving effect to and following the Domestication.

(c) Prior to the consummation of the Merger, the Company shall consummate the Conversion. Prior to the Conversion, the Company shall allow the Purchaser reasonable time to review and comment on the Organizational Documents of the resulting Delaware corporation from the Conversion. For the avoidance of doubt, the Parties agree that references in this Agreement to the Company include references to the Company before and also giving effect to and following the Conversion.

(d) On the Closing Date, immediately prior to the Closing and after giving effect to the Domestication, the Purchaser shall consummate the transactions contemplated by the Subscription Agreements in accordance with the Subscription Agreements, subject to the satisfaction of the conditions set forth therein.

1.8 Merger Consideration. As consideration for the Merger, in full payment for the Company Stock, the Company Stockholders collectively shall be entitled to receive from the Purchaser, at the Closing, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to (the “Merger Consideration”) (a) Six Hundred Million U.S. Dollars ($600,000,000), minus (or plus if positive) (b) the amount of Closing Net Indebtedness, minus (c) the amount of Unpaid Company Transaction Expenses, and plus (d) the amount of Purchaser Expense Consideration Adjustment, if any, to the extent so elected by the Sponsor prior to the Closing pursuant to, and in accordance with the Sponsor Letter Agreement, with each Company Stockholder receiving for each share of Company Stock held (excluding any Company Securities described in Section 1.12(b)) a number of shares of Purchaser Common Stock equal to (i) the Per Share Price, divided by (ii) the Redemption Price. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Stock as of the Effective Time. Additionally, after the Closing, the Earnout Participants shall have the contingent right to receive the Earnout Shares from the Purchaser subject to and in accordance with the provisions of Section 1.11 hereof.

1.9 Closing Calculations.

(a) At least five (5) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a statement certified by an executive officer of the Purchaser (the “Purchaser Closing Statement”) setting forth a good faith calculation of the Purchaser’s estimate of the Purchaser Expenses as of the Closing and the Excess Purchaser Expenses, and indicating whether the Sponsor has elected in accordance with the Sponsor Letter Agreement for any or all of such Excess Purchaser Expenses to be a Purchaser Expense Consideration Adjustment, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Purchaser, and evidence reasonably necessary to confirm such calculations. The Purchaser Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement. Promptly upon delivering the Purchaser Closing Statement to the Company, if requested by the Company, the Purchaser will meet with the Company to review and discuss the Purchaser Closing Statement and the Purchaser and the Company shall work together in good faith to finalize the Purchaser Closing Statement with adjustment thereto prior to the Closing. The adjusted Purchaser Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Purchaser Closing Statement for all purposes of this Agreement. The Purchaser Closing Statement and the determinations contained therein, as finally agreed upon in accordance with this Section 1.9(a), shall be the final determinations with respect to the amounts set forth therein.

(b) At least three (3) Business Days prior to the Closing Date (subject to the receipt and continuing negotiation of the Purchaser Closing Statement in accordance with Section 1.9(a)), the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Company Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness and Unpaid Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and Per Share Price based on such estimates and the Purchaser Expense Consideration Adjustment, if any, as set forth in the Purchaser Closing Statement, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. The Company Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. Promptly upon delivering the Company Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Company Closing Statement and the Purchaser and the Company shall work together in good faith to finalize the Company Closing Statement with adjustment thereto prior to the Closing, including for any changes resulting from changes to the Purchaser Closing Statement as finally determined in accordance with Section 1.9(a). The adjusted Company Closing Statement, as mutually agreed to by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the determinations contained therein, as finally agreed upon in accordance with this Section 1.9(b), shall be the final determinations with respect to the amounts set forth therein.

1.10 Equitable Adjustment. If, between the date of this Agreement and the Closing, the outstanding Purchaser Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Purchaser Ordinary Shares will be appropriately adjusted to provide to the Company Stockholders and the Purchaser the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.10 shall not (a) be construed to permit the Purchaser or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (b) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.11 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders as of immediately prior to the Closing (the “Earnout Participants”) shall have the contingent right to receive up to an additional Twenty Million (20,000,000) shares of Purchaser Common Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”) based on the Company achieving certain sales milestones during (i) the twelve (12) month period starting with the first day of the first calendar quarter beginning after the Closing Date (the “First Sales Earnout Year”) and (ii) the twelve (12) month period beginning immediately after the end of the First Sales Earnout Year (the “Second Sales Earnout Year” and, together with the First Sales Earnout Year, each, a “Sales Earnout Year”) and the performance of the Purchaser Common Stock during the period starting from one-hundred and fifty (150) days after the Closing until December 31, 2024 (the “Price Earnout Period”). The Earnout Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) if during the First Sales Earnout Year, (A) sales by the Purchaser and its Subsidiaries (including the Target Companies) of electric automobile vehicles (net of any returns, even if after the end of such Sales Earnout Year, but prior to the filing of the Purchaser’s consolidated financial statements with the SEC for the last calendar quarter included in such Sales Earnout Year) to unaffiliated third parties (“Automobile Sales”) are in the aggregate at least four hundred (400) and (B) such Automobile Sales are at an average effective pre-Tax sales price per vehicle (net of any discounts and returns (even if after the end of such Sales Earnout Year, but prior to the filing of the Purchaser’s consolidated financial statements with the SEC for the last calendar quarter included in such Sales Earnout Year)) (“Average Sales Price”) of at least $55,000 (the “First Year Sales Earnout Milestone”), then the Earnout Participants shall be entitled to receive Five Million (5,000,000) Earnout Shares;

(ii) if during the Second Sales Earnout Year, (A) Automobile Sales are at least two thousand (2,000) and (B) such Automobile Sales are at an Average Sales Price of at least $55,000 (the “Second Year Sales Earnout Milestone” and, together with the First Year Sales Earnout Milestone, the “Sales Earnout Milestones”), then the Earnout Participants shall be entitled to receive Ten Million (10,000,000) Earnout Shares; and

(iii) if the VWAP of the Purchaser Common Stock equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Price Earnout Period (the “Price Earnout Milestone” and together with the Sales Earnout Milestones, the “Earnout Milestones”), then the Earnout Participants shall be entitled to receive Five Million (5,000,000) Earnout Shares.

In the event that any Earnout Milestone is not satisfied during the applicable period, the Earnout Participants shall not be entitled to receive any of the Earnout Shares with respect to such Earnout Milestone.

(b) The Purchaser’s Chief Financial Officer (the “CFO”) will monitor the VWAP of the Purchaser Common Stock on each Trading Day during the Price Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Price Earnout Period, the CFO will prepare and deliver to each Representative Party a written statement (each, a “Price Earnout Statement”) that sets forth (i) the VWAP of the Purchaser Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly periods during the Price Earnout Period and (ii) whether the Price Earnout Milestone has been achieved during the Price Earnout Period. Each Representative Party will have ten (10) Business Days after its receipt of a Price Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and the Purchaser and the Target Companies shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party will have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of the Purchaser Common Stock during the applicable portion of the Price Earnout Period (and whether the Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d).

(c) As soon as practicable (but in any event within twenty (20) Business Days) after the filing by the Purchaser with the SEC of the consolidated financial statements for the Purchaser and its Subsidiaries for the quarterly period or year ended, as applicable, as of the end of each Sales Earnout Year, the CFO will prepare and deliver to the Representative Parties a written statement (each, a “Sales Earnout Statement” and, any of a Price Earnout Statement or a Sales Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.11 of the Automobile Sales for such Sales Earnout Year, the Average Sales Price for such vehicles, and whether the applicable Sales Earnout Milestone has been satisfied for such Sales Earnout Year. Each Representative Party will have twenty (20) Business Days after its receipt of a Sales Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the applicable Sales Earnout Statement arising in the course of their review thereof, and the Purchaser and the Target Companies shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Sales Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Sales Earnout Statement, then such Representative Party will have waived its right to contest such Sales Earnout Statement and the determination of the Automobile Sales for such Sales Earnout Year and the Average Sales Price for such vehicles (and whether the applicable Sales Earnout Milestone has been satisfied for such Sales Earnout Year) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) Business Day thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d). The Purchaser hereby agrees that, until the final determination of whether the Second Year Sales Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the Automobile Sales for each Sales Earnout Year and the Average Sales Price for such vehicles for purposes of this Section 1.11.

(d) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.11 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(d). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other reasonable out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each Representative Party will use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Expert of the disputed items, and such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.11(d). It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) If there is a final determination in accordance with this Section 1.11 that the Earnout Participants are entitled to receive the Earnout Shares for having achieved an Earnout Milestone, then such Earnout Shares attributable to such Earnout Milestone will be due upon such final determination and the Purchaser will issue and deliver such shares to the Company Stockholders within ten (10) Business Days thereafter, with each Earnout Participant receiving its Pro Rata Share of such Earnout Shares.

(f) Following the Closing, the Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of the Purchaser and its Subsidiaries. Each of the Purchaser and its Subsidiaries, including the Target Companies, will be permitted, following the Closing to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of the Purchaser Common Stock, the Automobile Sales and related Average Sales Price for each Sales Earnout Year, and the ability of the Earnout Participants to earn the Earnout Shares, and the Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, the Purchaser shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that is in bad faith and has the purpose or intent of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(g) Without duplication of the provisions contained in the definition of the term “Earnout Shares”, if, between the Closing and the date of issuance of any Earnout Shares under this Section 1.11, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class, in either case, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Purchaser Common Stock will be appropriately adjusted to provide to the Earnout Participants and the Purchaser the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.11(g) shall not (i) be construed to permit the Purchaser or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.12 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to Section 1.12(b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.8, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.13. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.16 below).

(b) Treasury Stock. Notwithstanding Section 1.12(a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.16 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.16.

(d) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted at or prior to the Effective Time into shares of Company Stock, shall be cancelled, retired and terminated, and thereafter cease to represent any right to acquire, be exchanged for or convert into, shares of Company Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

1.13 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Purchaser shall send to each Company Stockholder a letter of transmittal, substantially in the form attached hereto as Exhibit H (each, a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Purchaser (or a Lost Certificate Affidavit)) for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”).

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.8 in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.12(b) or 1.12(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Purchaser of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and the Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by the Purchaser and (iv) the Person requesting such delivery shall pay to the Purchaser any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Purchaser that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Purchaser, the applicable Company Stockholder may instead deliver to the Purchaser an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.13(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Purchaser, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.13. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its shares of Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.13 shall look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.14 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.16 Appraisal and Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, all shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has perfected her, his or its right to dissent pursuant to Section 262 of the DGCL, including making a demand of the Company to purchase her, his or its shares pursuant to the DGCL and submitting her, his or its shares for endorsement pursuant to the DGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”, and the holder of such Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give the Purchaser prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share-by-share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of the Purchaser within the time period set forth in the DGCL. The Company shall give the Purchaser (i) prompt notice of any written notices of intent to demand payment under the DGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Company Stock, attempted withdrawals of such notices and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings and otherwise participate in negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

1.17 Tax Withholding. The Purchaser will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that the Purchaser is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Before making any such deduction or withholding, the Purchaser shall give the Stockholders notice of the intention to make such deduction or withholding and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Sellers to obtain reduction of or relief from such deduction or withholding and shall assist Sellers as reasonably requested in obtaining such reduction of or relief from such deduction or withholding. Taxes withheld pursuant to this Section 1.17 will be (i) timely remitted by the Purchaser to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the exchange of the closing deliverables by the means provided in Section 9.14 or otherwise as agreed amongst the parties hereto, as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day following the satisfaction (or, to the extent permitted by applicable Law and the applicable provisions of Article VI, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as the Purchaser and the Company may agree in writing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (A) disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (B) any information incorporated by reference into the SEC Reports (other than from other SEC Reports), or (C) any information or disclosure subject to a confidential treatment order or not otherwise publicly available); provided, however, that nothing set forth in or disclosed in the SEC Reports will qualify, or been deemed to qualify, the representations and warranties set forth in Section 3.5 or 3.22, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the Domestication, as of the Closing, the Purchaser will be a corporation duly incorporated, validly existing and in good standing under the Laws the State of Delaware and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated on September 9, 2022, validly existing and in good standing under the Laws of the State of Delaware, and was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub is the wholly-owned subsidiary of the Purchaser and owns no assets and carries on no business independent of the Purchaser. Merger Sub’s only material obligations or commitments are obligations or commitments incident to its organization and administration and pursuant to this Agreement and the Ancillary Documents and transactions and matters contemplated hereby and thereby.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform such Party’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval (and with respect to Merger Sub, delivery of the Merger Sub Written Consent in accordance with Section 5.22). The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser (including that, as of the date hereof, the board of directors of the Purchaser has unanimously made, and has not revoked, the Purchaser Board Recommendation), and (b) other than the Required Purchaser Shareholder Approval (and with respect to Merger Sub, delivery of the Merger Sub Written Consent in accordance with Section 5.22), no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). On or prior to the date of this Agreement, the board of directors of the Purchaser, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent in accordance with the Purchaser’s Organizational Documents, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Purchaser and its equity owners, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Islands Companies Act and the Purchaser’s Organizational Documents, (iii) resolved to recommend that the Purchaser’s equity owners vote in favor of the approval of this Agreement, the Merger and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Islands Companies Act, the DGCL and the Purchaser’s Organizational Documents, and (iv) directed that this Agreement, the Merger and the other Purchaser Shareholder Approval Matters be submitted to the Purchaser’s equity owners for their approval and adoption.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (b) such filings as contemplated by this Agreement (including (i) the Registration Statement and the Proxy Statement with the SEC for purposes of the declaration of the effectiveness of the Registration Statement by the SEC and (ii) such filings with and approvals of Nasdaq to permit the shares of Purchaser Common Stock registered in the Registration Statement to be listed on Nasdaq, (c) any filings required with Nasdaq and/or the SEC with respect to the transactions contemplated by this Agreement, (d) such filings required in connection with the Domestication, (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which the Purchaser or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue 221,000,000 shares, of which 200,000,000 shares are Purchaser Class A Ordinary Shares, 20,000,000 shares are Purchaser Class B Ordinary Shares, and 1,000,000 shares are Purchaser Preference Shares. Schedule 3.5(a) sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Purchaser Securities as of the date of this Agreement. As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares (except to the extent such concepts are not applicable under the applicable Law of the Purchaser’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Purchaser Ordinary Shares (i) were not issued in violation of the Organizational Documents of the Purchaser or in violation of any other Contracts to which the Purchaser is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of the Purchaser) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (ii) and (iii), in all material respects. All outstanding shares of Purchaser Common Stock following the consummation of the Domestication will be duly authorized and validly issued and are fully paid and non-assessable. Except for the Purchaser Securities set forth on Schedule 3.5(a) (taking into account, for the avoidance of doubt, any changes or adjustments to the Purchaser Securities as a result of, or to give effect to, the Domestication) and any Equity Securities of the Purchaser issued after the date of this Agreement in compliance with Section 5.3, immediately prior to Closing and before giving effect to the PIPE Financing and any Redemption, there shall be no other Equity Securities of the Purchaser issued and outstanding.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Other than Merger Sub, the Purchaser does not have any Subsidiaries or own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Purchaser is not a partner or member of any partnership, limited liability company or joint venture. All outstanding Merger Sub Common Stock prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Merger Sub Common Stock (i) were not issued in violation of the Organizational Documents of Merger Sub or in violation of any other Contracts to which Merger Sub is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of Merger Sub) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (ii) and (iii), in all material respects.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, equity appreciation, phantom equity or profit participation rights, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Equity Securities of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the redemption of Purchaser Class A Ordinary Shares (or replacement shares of Purchaser Common Stock upon the Domestication) by Public Shareholders conducted in conjunction with the Extension Proxy Statement (an “Extension Redemption”) or the Closing Redemption (each of an Extension Redemption and a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any Equity Securities of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no (i) shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any Equity Securities of the Purchaser or (ii) other than the Registration Rights Agreement or as set forth in the Subscription Agreements, registration rights agreements relating to Purchaser Securities or any other Equity Securities of the Purchaser.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is set forth on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares or other Equity Securities and has not repurchased, redeemed or otherwise acquired any of its shares or other Equity Securities, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) Subject to approval of the Purchaser Shareholder Approval Matters and upon issuance in accordance with the terms of this Agreement, immediately after the Closing, (i) the authorized number of shares of capital stock of the Purchaser will be sufficient to permit the issuance of all Purchaser Common Stock to be issued or reserved in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, and (ii) all of the issued and outstanding Purchaser Common Stock (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including securities Laws, in each case under clause (B), in all material respects, and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which the Purchaser is a party or bound, in each case under clause (C), in any material respect.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents (and as they have been supplemented, modified or amended since the time of filing) referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of the Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred and is not subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business.

(d) Since the closing of its IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide, in all material respects, reasonable assurance (A) regarding the reliability of the Purchaser’s financial reporting, (B) that all transactions are executed in accordance with management’s authorization and (C) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements of the Purchaser for external purposes in accordance with GAAP and to maintain accountability for the Purchaser’s assets and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial and accounting officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial and accounting officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. The Purchaser maintains and, for all periods covered by the Purchaser Financials, has maintained books and records of the Purchaser in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Purchaser in all material respects.

(e) The Purchaser has not taken any action prohibited by Section 402 of SOX. There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

(f) Since its IPO, the Purchaser has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Purchaser (other than due to the SEC SPAC Accounting Changes), (ii) a “material weakness” in the internal controls over financial reporting of the Purchaser (other than due to the SEC SPAC Accounting Changes) or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. To the Knowledge of the Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(h) The Purchaser has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect as of the date of this Agreement.

(i) To the Knowledge of the Purchaser, as of the date hereof, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2021, not been subject to any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and (c) since December 31, 2021 has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3(b) (without giving effect to any of the actions permitted by Section 5.20) if such action were taken on or after the date hereof without the consent of the Company.

3.8 Compliance with Laws. The Purchaser is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any material violation of any Law by any Governmental Authority.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) Schedule 3.10(b) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return.

(c) There is no material Action currently pending or, to the Knowledge of the Purchaser, threatened against Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Purchaser is not being audited by any Tax authority and has not been notified in writing, or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any material proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).

(e) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(f) The Purchaser has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g) The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(i) The Purchaser has not made any change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(j) The Purchaser has not been a party to any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(k) The Purchaser has no material Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

(l) The Purchaser has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(m) The Purchaser: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not, nor has ever been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser is or was the common parent corporation.

(n) To the Purchaser’s Knowledge, there are no facts, agreements, plans or other circumstances, and the Purchaser has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any employees or individual consultants, or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. The Purchaser does not have and have never had any employees and the Purchaser has no unsatisfied liability (actual or contingent) with respect to any current or former employee or any services provider of itself or of any Affiliate or business, whether or not incorporated, that together with the Purchaser would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (including by reason of Title IV of ERISA or with respect to any multiemployer plan (as defined in Section 3(37) of ERISA), in each case, whether or not subject to ERISA or are a substantially similar Benefit Plan governed by laws outside of the United States). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, “excess parachute payment” (as defined in Section 280G of the Code), bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of the Purchaser; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefit.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) such Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to such Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Purchaser under such Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof, including any (i) Sponsor Loans, (ii) Purchaser Affiliate Transactions and (iii) Purchaser Expenses which are payable to the Sponsor or any of its Affiliates. As of the date hereof, the Purchaser has delivered to the Company true, correct and complete copies of each of the Sponsor Loans and the Purchaser Affiliate Transactions, in each case, outstanding or in effect as of the date hereof, including all schedules, annexes and exhibits attached thereto (and true and correct summaries in the case of unwritten Sponsor Loans and Purchaser Affiliate Transactions, in each case, outstanding or in effect as of the date hereof).

3.15 Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is or will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is or will be a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of the Purchaser or Merger Sub.

3.18 Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Affiliates, officers, directors or employees or, to the Knowledge of the Purchaser, other Representatives acting on acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions that govern the operations of the Purchaser and its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, since its incorporation.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Purchaser or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and/or Proxy Statement will, when the Registration Statement and the Proxy Statement are declared effective or when the Registration Statement and the Proxy Statement are mailed to the Purchaser’s shareholders or at the time of the Purchaser Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Purchaser with respect to information or statements made or incorporated by reference in the Registration Statement and/or Proxy Statement that were not supplied by or on behalf of the Purchaser or Merger Sub for use therein.

3.22 Trust Account. As of the date hereof, there is at least $48,629,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or otherwise held in cash. The Purchaser has performed all material obligations required to be performed by it, and is not in material default or breach, under the Trust Agreement, and to the Purchaser’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach under the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except solely to the extent necessary in connection with any Extensions, including the Extension Proxy Statement, the Extension Proposal, the Extension Meeting or the Purchaser Extension Approval, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other agreements, understandings or arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination (other than Public Shareholders who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions). As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending, or to the Purchaser’s Knowledge, threatened with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay Taxes from any interest income earned on the funds in the Trust Account in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, the Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds then available in the Trust Account will not be available to the Purchaser on the Closing Date. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender their respective Purchaser Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the Purchaser’s Organizational Documents.

3.23 PIPE Investment. The Purchaser has executed Subscription Agreements between the Purchaser and the PIPE Investors, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, an aggregate amount equal to the PIPE Financing Amount for the PIPE Shares in connection with a private placement in the Purchaser to be consummated immediately prior to the Closing (the “PIPE Investment”). Each of the Subscription Agreements has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser, and, to the Knowledge of the Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True, correct and complete original or signed copies of each of the Subscription Agreements as in effect as of the date hereof have been delivered to the Company on or prior to the date hereof, and there are no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. No fees, consideration or other discounts are payable or have been agreed by the Purchaser to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the Subscription Agreements.

3.24 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company or its Representatives have made any representation or warranty as to the Target Companies, or this Agreement or any of the Ancillary Documents to which it is or will be a party or the transactions contemplated hereby and thereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, in such Ancillary Document or with respect to the information provided by or on behalf of the Company for the Registration Statement or the Proxy Statement.

3.25 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. As of the date hereof, the Company is a corporation duly incorporated, validly existing and in good standing under the CGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the Conversion, as of the Closing, the Company will be a corporation duly incorporated, validly existing and in good standing under the DGCL and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as then being conducted. Each Subsidiary of the Company is a corporation or other entity duly incorporated, organized or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. The Company has made available to the Purchaser accurate and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and stockholders in accordance with the Company’s Organizational Documents, the CGCL and DGCL, as applicable and any other applicable Law and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is required to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger, the Conversion and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger, the Conversion and the other transactions contemplated by this Agreement in accordance with the CGCL, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement and the Merger, the Conversion and the other transactions contemplated hereby.

4.3 Capitalization.

(a) The Company is authorized to issue 10,000,000 shares of Company Stock, 7,000,000 of which shares are issued and outstanding. The Company is not authorized to issue any shares of preferred stock of the Company. Schedule 4.3(a) sets forth a true and complete statement, as of the date hereof, of the number and class or series (as applicable) of the issued and outstanding shares of Company Stock and other Equity Interests of the Company as of the date hereof, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents. All outstanding shares of Company Stock or other Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Such shares of Company Stock or other Equity Interests of the Company (A) were not issued in violation of the Organizational Documents of the Company or in violation of any other Contracts to which the Company is a party or otherwise bound, in each case, in any material respect, (B) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of the Company) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (C) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (B) and (C), in all material respects

(b) Except as set forth on Schedule 4.3(b), there are no (i) Company Convertible Securities, equity appreciation, phantom equity or profits participation rights, (ii) Contracts or arrangements relating to the issued or unissued Equity Securities of the Company, (iii) shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any Equity Securities of the Company or (iv) registration rights granted by the Company to any Person with respect to the Company’s Equity Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(c) Except as disclosed in the Company Financials, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any of its Equity Securities, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth a true and complete statement of (i) the legal name and jurisdiction of incorporation, organization or formation, as applicable, of each Subsidiary of the Company, (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company authorized and issued and outstanding and (iii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities of any Target Company (including securities convertible into or exchangeable for Equity Securities of any Target Company). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which an equity holder of a Target Company may vote. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any Equity Securities of any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Equity Securities of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or is required to be a party or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (c) the filing with the SEC of (i) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which a Target Company or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of a Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify in any material respect any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), (ii) when delivered in accordance with Section 5.4, the Reviewed 2nd Quarter Company Financials, and (iii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2022, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the Company Financials have been (or with respect to the Reviewed 2nd Quarter Company Financials, will be) provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as expressly identified and disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that either (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 contained in the Company Financials, (ii) were incurred after December 31, 2021 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) (iii) are expressly permitted pursuant to or incurred in accordance with Section 5.2(b) or (iv) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(e) All financial projections with respect to the Business delivered by or on behalf of the Company to the Purchaser were prepared in good faith using assumptions that the Company believes to be reasonable at the time that such financial projections were delivered.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 or as expressly contemplated by this Agreement or any Ancillary Document, since December 31, 2021, each Target Company has (a) conducted its business in the ordinary course of business consistent with past practice in all material respects, (b) not been subject to any event, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies and (c) not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, in any case, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, in each case, except for any deviations from any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit No written notice of revocation, cancellation or termination of any Company Permit has been received by any Target Company.

4.11 Litigation. Except as described on Schedule 4.11, in the past three (3) years, there has been no (a) Action by any Person pending or, to the Company’s Knowledge, threatened against or involving any Target Company or, to the Company’s Knowledge, pending or threatened against or involving any Target Company’s directors or officers (in their capacity as such), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or (b) material Action by a Target Company pending against any other Person. Neither the Target Companies nor any of their respective properties or assets are subject to any material Order, except as set forth on Schedule 4.11. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound and that are not expired or have been terminated by written consent of each applicable party thereto or in accordance with its terms, and excluding any Company Benefit Plans or any Contract pursuant to which the Company has no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contain a covenant that materially limits the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice), (B) shares or other equity interests of any Target Company or (C) shares or other equity interests of another Person by a Target Company;

(vi) any Contract with any Person under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to lease or any other similar rights with respect to any material Company IP;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations or Liabilities of a third party in the aggregate in excess of $500,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice or otherwise is a Benefit Plan), or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding material obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign Patent registrations and pending Patent applications, Trademark registrations and pending Trademark applications, Copyright registrations and registered Internet Assets that are owned or purported to be owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the applicable name and/or title, (B) the registered owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property (excluding Trade Secrets) owned or purported to be owned by a Target Company and used in the conduct of the business of the Target Companies as currently conducted (“Company Unregistered Owned IP” and, together with the Company Registered IP, “Company Owned IP”). Schedule 4.13(a)(ii) sets forth all written licenses, sublicenses and other Contracts by and between a Target Company and third party licensors (other than Off-the-Shelf Software), under which a Target Company is a licensee of Intellectual Property used for the conduct of a Target Company’s business as currently conducted and involving license fees of more than $100,000 (“Company Inbound IP Licenses”).

(b) Each Target Company owns the Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used or licensed by such Target Company for the conduct of the Target Company’s business as currently conducted, except for the Intellectual Property that is the subject of the Company Inbound IP Licenses or the Company Outbound IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor, including where such inventions were created during the course of such Person’s employment or engagement by the applicable Target Companies. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP, as applicable. Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company Inbound IP Licenses applicable to such Target Company. Excluding Off-the-Shelf Software, the Company Inbound IP Licenses include all of the material licenses, sublicenses and other agreements necessary to operate the Target Companies as presently conducted. Each Target Company has complied in all material respects with the terms and conditions of the Company Inbound IP Licenses, has made all payments required under the Company Inbound IP Licenses to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default of any material terms thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and except as otherwise set forth on Schedule 4.13(b)(ii), all applications to register any Copyrights, Patents and Trademarks are pending and in good standing.

(c) Schedule 4.13(c) sets forth all written licenses, sublicenses and other agreements or permissions between a third party and a Target Company and involving license fees of more than $25,000 in the aggregate, under which a Target Company is the licensor of Company IP (each, a “Company Outbound IP License”). Each Target Company has complied in all material respects with the terms and conditions of the Company Outbound IP Licenses, and neither the applicable Target Company, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as otherwise set forth on Schedule 4.13(d)(i), no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as otherwise set forth on Schedule 4.13(d)(ii), there are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in order to prevent the infringement, dilution or unauthorized use of a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any material Company Owned IP. To the Knowledge of the Company, no Target Company is currently infringing upon, or in the past three (3) years has infringed, misappropriated or violated, any Intellectual Property of any other Person in any material respect in connection with a Target Company’s (A) ownership, use or license of any Company Owned IP, or (B) to the Knowledge of the Company, use or license of Intellectual Property otherwise used in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by or licensed to any Target Company and used for the conduct of the Target Companies’ business as currently conducted (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) involved in the creation of Company Owned IP within their scope of employment or engagement have assigned to the Target Companies all such Company Owned IP, and all such assignments, to the extent such Company Owned IP was not deemed a work made for hire as defined by the United States Copyright Act, of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. There has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Company IP. The Company has made available to the Purchaser true and complete copies of all written Contracts under which employees and independent contractors assigned the Company IP to a Target Company. Each Target Company has taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized use of or access to confidential information or Personal Information (“Sensitive Information”) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such Sensitive Information, and no written or, to the Knowledge of the Company, oral complaint relating to a violation of applicable Laws or Contracts or policies of a Target Company, or a breach in the security of, any such Sensitive Information has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and written Contract requirements relating to privacy, protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. The operation of the business of the Target Companies as conducted presently and during the three (3) year period preceding the consummation of the Merger has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, in any case, in any material respect.

(g) The consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code included as part of Company IP. Except as otherwise set forth on Schedule 4.13(g), as of and following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company Outbound IP Licenses and the Company Inbound IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions under this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no material Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other proceedings pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(d) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any material outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (other than extensions with respect to the filing of Tax Returns). There are no material outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than extensions obtained in the ordinary course of business for which adequate reserves in the Company Financials have been established or that are immaterial in amount).

(g) No Target Company has made any change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has been a party to any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) To the Company’s Knowledge, there are no facts, agreements, plans or other circumstances, and no Target Company has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. All items of personal property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Two Hundred Fifty Thousand Dollars ($250,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies in all material respects. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the material Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has made available to the Purchaser a true and complete copy of each of the Target Companies’ material lease agreements, lease guarantees and security agreements, including all amendments, terminations and modifications thereof or waivers thereto (the “Company Personal Property Leases”), and in the case of any oral material Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the material Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of December 31, 2021 included in the Company Financials and (d) such Liens as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor claims, charges and/or litigations (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws, has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2019, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has for the past three (3) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational health, safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and from that date until the date hereof. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued in all material respects and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, in each case, in all material respects, in accordance with GAAP on the Company Financials.

(c) Each Company Benefit Plan is and has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust is exempt from taxation under Section 501(a) of the Code. To the Company’s Knowledge, no fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(d) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the Company Benefit Plan texts and agreements, including related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material written correspondence or notices with any Governmental Authority received within the last three (3) years.

(e) With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred which was undertaken by the Company; (ii) no Action is pending, or to the Company’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, involving the Company has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(f) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has in the past three (3) years maintained, or is required currently or has in the past three (3) years been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax under Sections 409A or 4999 of the Code on a payment to such person.

(h) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than group health plan continuing coverage mandated by Law, which is paid solely by such employees, which is a part of the Target Company’s severance plans or arrangements or which is provided under the Target Company’s long-term or short-term disability benefit plans); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any material Tax imposed under Chapter 43 of the Code or material civil liability under Section 502(i) or (l) of ERISA.

(j) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) has been administered in compliance, and is in documentary compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, in each case, in all material respects. No equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations of a third party under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No Target Company has any Environmental Liabilities associated with any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened that would reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company in the past three (3) years.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of a Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers or employees of the Target Company in the ordinary course of business consistent with past practice) any other Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any material Contract or other material arrangement or material commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property), which is used in the business of any Target Company. Except as set forth on Schedule 4.21, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past three (3) years. Each Target Company has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. As of the date of this Agreement, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through June 30, 2022, the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Top Suppliers are good commercial working relationships and (i) no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or has given a Target Company written notice of its intention to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or modify materially its material relationships with a Target Company or to stop, decrease or limit materially its products or services to any Target Company, (iii) to the Company’s Knowledge, no Top Supplier intends to seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Affiliates, officers, directors or employees or, to the Knowledge of the Company, other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions that govern the operations of the Target Companies, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that has jurisdiction over any Target Company or its assets, properties or Equity Securities, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in the last five (5) fiscal years.

4.25 Product Warranty and Liability. Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all product specifications, all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Target Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. To the Company’s Knowledge, no Target Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. No Target Company has committed any act or omission which would reasonably be expected to result in, and to the Knowledge of the Company, there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.

4.26 Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of the Purchaser or Merger Sub for the Registration Statement and Proxy Statement; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c) (collectively, the “Public Documents”), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything contained herein to the contrary, no representation or warranty is made by the Company with respect to any information or statements made or incorporated by reference into the Public Documents that were supplied by or on behalf of the Purchaser or its Affiliates.

4.30 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

(c) Any access or cooperation granted to the Purchaser or the Company (and any of their respective Representatives) under this Section 5.1 will be under the supervision of personnel or other designated Representatives of the granting Party or its Subsidiaries and subject to any restrictions or limitations to any COVID-19 Measures and shall be subject to the provisions of Section 5.15. To the extent any documents or information provided to the Purchaser and any of its Representatives pursuant to the access or cooperation granted to the Purchaser and any of its Representatives under this Section 5.1 are commercially or competitively sensitive, the Company may satisfy its obligations by providing such documents or information to the Purchaser’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law (including COVID-19 Measures), (iii) for the incurrence of Company Transaction Expenses or (iv) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or for the incurrence of Company Transaction Expenses or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) other than with respect to the Conversion, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, other than with respect to the conversion of any Company Convertible Securities or as set forth on Schedule 5.2;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities (other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (other than (I) ordinary course trade payables or (II) up to $40,000,000 in the aggregate in indebtedness for borrowed money borrowed during the Interim Period from Mr. Hai Shi or any of his Affiliates (other than any Target Company) under terms and conditions that are reasonably agreed to by the Purchaser and the Company (any such loans to Mr. Hai Shi or his Affiliates, whether issued and outstanding as of the date of this Agreement or incurred during the Interim Period, the “Shi Company Loans”), except that as a condition to any such additional Shi Company Loans, Mr. Hai Shi shall agree that all outstanding Shi Company Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement) or (B) make a loan or advance to or investment in any third party (other than (I) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (II) reimbursement or advancement of expenses to employees in the ordinary course of business);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee whose base salary is greater than $100,000, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended Tax Return or material amended claim for refund of Taxes, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would, if in effect as of the date hereof, have constituted a Company Material Contract, in each case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary that is not directly or indirectly wholly-owned by the Company or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in any Target Company’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by a Target Company (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xiv) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities (in the context of the Company and its Subsidiaries taken as a whole);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or otherwise in the ordinary course of business;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, other than in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice), except for the incurrence of Indebtedness permitted by Section 5.2(b)(iv)(A)(II); or

(xxiv) authorize or agree to do any of the foregoing actions.

(b) Notwithstanding anything in this Section 5.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Target Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.2 and (iii) any action taken, or omitted to be taken, by any Target Company to the extent that the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Target Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.2.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law (including COVID-19 Measures), (iii) for the incurrence of Purchaser Expenses or (iv) as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus and Section 5.21, the deadline by which it must complete its Business Combination (an “Extension”) or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law (including COVID-19 Measures) or for the incurrence of Purchaser Expenses or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) other than with respect to the Domestication, amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds from the Sponsor or officers or directors or any of their respective Affiliates (under terms and conditions substantially the same as the promissory notes currently owed to the Sponsor as of the date of this Agreement and disclosed on Schedule 3.14) as necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the PIPE Investment), up to aggregate additional Indebtedness for such expenses and Expenses during the Interim Period of $1,500,000 and (B) the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to an aggregate additional Indebtedness for Extension Expenses during the Interim Period of $2,000,000);

(v) except as permitted by Section 5.3(b)(iv), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of the Purchaser or Merger Sub, including any Sponsor Loans;

(vi) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended income Tax Return or material amended claim for refund of income Taxes, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any Purchaser Material Contract, or enter into any Contract that would, if in effect as of the date hereof, have constituted a Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) adopt any Benefit Plan (other than as contemplated by the Registration Statement) or otherwise make any compensatory payment or provide any benefit or equity award to any employee or individual consultant;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in the Purchaser’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement, including the Merger);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any expenses or Indebtedness permitted by clause (iv) above) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Purchaser;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxii) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding anything in this Section 5.3 or this Agreement to the contrary, but without limiting the terms of this Section 5.3, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Purchaser.

5.4 PCAOB Financials.

(a) The Company shall deliver to the Purchaser, (i) as promptly as reasonably practicable following the date of this Agreement, the Company prepared and auditor reviewed financial statements, consisting of the unaudited consolidated balance sheet as of June 30, 2022 and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows of the Target Companies for the six (6) months then ended (and as of and for the same period from the previous fiscal year) (the “Reviewed 2nd Quarter Company Financials”) and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and related unaudited consolidated income statements, changes in stockholder equity and statements of cash flows of the Target Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in the Registration Statement and/or the Proxy Statement. The Company shall cause such financial statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Target Companies, the Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its respective commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade including the HSR Act (“Antitrust Laws”), each Party shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Affiliates to, make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to Section 7.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws to the extent reasonably available. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its respective commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties informed of any substantive communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Each Party shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby or, except with the prior written consent of the other Party.

(c) The foregoing obligations in this Section 5.9 shall be subject to the provisions of Section 5.15. To the extent any of the documents or information provided pursuant to this Section 5.9 are commercially or competitively sensitive, the Purchaser and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(d) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their respective commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e) Prior to the Closing, each Party shall use its respective commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a final determination as described in Section 1313(a) of the Code, shall report, for federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Purchaser will cause the Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(c) The Purchaser shall not, and following the Closing shall not permit any of its Affiliates to, without the prior written consent of the Stockholders (not to be unreasonably withheld, conditioned or delayed) make any Tax election, take any position for Tax purposes, file or amend any Tax Return of any Target Company, or take any other action that would reasonably be expected to result in additional taxes, or have adverse consequences, for any Company Stockholder without such Company Stockholder’s prior written consent.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for refund of any Tax and any audit or Tax Proceeding. Such Tax Returns referred to in the preceding sentence shall be prepared in a manner consistent with this Agreement and the past practices of the Parties unless otherwise required by applicable Law or as mutually determined by the Company, Purchaser and Merger Sub in good faith. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the provision of such powers of attorney as may be reasonably necessary.

(e) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (collectively “Transfer Taxes”) will be paid by the Purchaser (but will not be included as part of Unpaid Company Transaction Expenses or Excess Purchaser Expenses). The Purchaser shall prepare all Tax Returns required to be filed in connection with the Taxes described in the immediately preceding sentence.

5.11 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including by using their respective commercially reasonable efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article VI) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all reasonably necessary Consents.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the shares of Purchaser Common Stock to be issued under this Agreement as Merger Consideration and (y) the Purchaser Securities deemed reissued in the Domestication, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s shareholders to vote, at a general meeting of the Purchaser to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions (the “Purchaser Board Recommendation”) approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication, (ii) to the extent required by Nasdaq, the Purchaser’s Organizational Documents, the Cayman Islands Companies Act or the DCGL, the issuance of any shares in connection with the PIPE Investment, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding Purchaser Class A Ordinary Shares (or Purchaser Common Stock after the Domestication), (iii) the effecting of the Domestication, including the adoption of the Domestication Organizational Documents, (iv) the adoption and approval of the Amended Purchaser Organizational Documents, (v) adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit I hereto (with such changes that may be agreed in writing by the Purchaser and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Purchaser or the Company, as applicable)) (the “Incentive Plan”), which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (for the avoidance of doubt, after giving effect to the Closing Redemption), (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, (vii) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (viii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Shareholder Approval Matters”), and (ix) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser, including for the solicitation of proxies hereunder in order to get sufficient votes hereunder. The Purchaser shall include the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement, subject to Section 5.12(c). If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Cayman Islands Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be provided by the Purchaser to the Company (and its counsel) for review, and the Purchaser shall give due consideration to any comments of the Company. The Purchaser and the Company each will advise the other, promptly after they receive notice thereof, of any supplement or amendment filed with respect to the Registration Statement or the Proxy Statement, of the suspension of the qualification of the Purchaser Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction or of any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of the Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto. The Company shall provide the Purchaser with such information concerning the Target Companies and their respective stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Each of the Company and the Purchaser shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Representatives and supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the time the Registration Statement or the Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) After the Closing, within ten (10) Business Days following the expiration of the sixty (60) day period following the date the Purchaser has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Purchaser shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Purchaser Common Stock issuable under the Incentive Plan.

(c) The Purchaser covenants that none of the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the Purchaser Board Recommendation or any other recommendation by the Purchaser’s board of directors or the Purchaser of the proposals set forth in the Registration Statement and the Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Purchaser’s shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement. Notwithstanding the foregoing, if the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors, after consultation with outside legal counsel, determines in good faith that failure to change, withdraw, withhold, qualify, amend or modify the Purchaser Board Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Purchaser under applicable Law, then the Purchaser may change, withdraw, withhold, qualify, amend or modify the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement, but any such change, withdrawal, withholding, qualification, amendment or modification shall not in any way limit the Purchaser’s other obligations under this Section 5.12.

(d) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Closing Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(e) The Purchaser and the Company shall each provide to EGS and SMRH representation letters containing such representations as shall be reasonably necessary or appropriate to enable each of EGS and SMRH to render such tax opinions as may be required to satisfy the requirements of Item 601 of Regulation S-K promulgated under the Securities Act (the “Tax Representation Letter”). The Tax Representation Letters shall be dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the filing of the Registration Statement.

(f) The Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(h) The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Closing Redemption.

5.13 Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall use its commercially reasonable efforts to promptly thereafter obtain the Required Company Stockholder Approval from the Company Stockholders, whether by holding a meeting of Company Stockholders or by written consent in lieu of a meeting, and shall take such other commercially reasonable actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their respective Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the other Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) Each of the Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each of the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each of the Purchaser and the Purchaser Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Company or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, the Purchaser Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each of the Purchaser and the Purchaser Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, the Purchaser Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, the Purchaser Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Employment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each of the persons set forth on Schedule 5.16 to enter into employment agreements (the “Employment Agreements”), in each case, effective as of the Closing, in form and substance reasonably acceptable to the Purchaser, between each of the persons set forth on Schedule 5.16 and the applicable Target Company or the Purchaser, as noted in Schedule 5.16.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary or appropriate action, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals, all of which shall be designated by the Company (each, a “Company Designee”); provided, that at least a majority of the Company Designees qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act (“Independent Directors”); provided, further, that the Post-Closing Purchaser Board shall otherwise meet all diversity and other requirements under applicable Law and the listing rules of Nasdaq (and the directors of the Purchaser immediately prior to the Effective Time shall be removed as of the Effective Time), each such director to hold office in accordance with the Amended Purchaser Organizational Documents, as amended in accordance with their terms. The Company Designees shall have the right to designate the chairperson of the Post-Closing Purchaser Board. Prior to the time at which the Registration Statement is declared effective under the Securities Act, the Company may, by giving the Purchaser written notice, replace any Company Designee with any other individual (so long as the Post-Closing Purchaser Board otherwise satisfies the first sentence of this Section 5.17(a)); provided, however, that the Company shall appoint such Company Designees reasonably in advance so as to cause the Registration Statement to be declared effective and without post-effective amendment, with the understanding that such Registration Statement must include, prior to its effectiveness, the names, biographies and other information relating to such Company Designees. Pursuant to the Amended Purchaser Organizational Documents as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with two classes of directors, with (i) one class of directors, the Class I directors, initially serving a one (1) year term, such term effective from the Closing until the first annual meeting of stockholders of the Purchaser occurring after the Closing (but any subsequent Class I directors serving a two (2) year term), and (ii) a second class of directors, the Class II directors, serving a two (2) year term, such term effective from the Closing until the second annual meeting of stockholders of the Purchaser occurring after the Closing. There will be two (2) Class I directors and three (3) Class II directors on the Post-Closing Purchaser Board, with the Class II directors consisting of only Independent Directors. In accordance with the Amended Purchaser Organizational Documents as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause.

(b) The individuals identified on Schedule 5.17(b) shall be the officers of the Purchaser immediately after the Closing, with each such individual holding the title set forth opposite his or her name (subject to appointment by the Post-Closing Purchaser Board effective immediately following the Effective Time as approved by the directors to be designated in accordance with Section 5.17(a), and the officers of the Purchaser immediately prior to the Effective Time shall be removed as of the Effective Time), each such officer to hold office in accordance with the Purchaser’s Organizational Documents. In the event that any such individual identified on Schedule 5.17(b) is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an officer of the Purchaser, then, prior to the time at which the Registration Statement is declared effective under the Securities Act, the Company may replace such individual with another individual to serve as such officer and Schedule 5.17(b) shall automatically be deemed amended to include such replacement individual as an officer of the Purchaser in lieu of, and to serve with the same title as, the individual so replaced.

(c) The obligations of the Purchaser pursuant to this Section 5.17 shall include the Purchaser taking all necessary action, including procuring resignations, so that the applicable officers and directors of the Purchaser prior to or at the Closing cease to be directors or officers of the Purchaser as of the Closing, to the extent such director or officer has not otherwise ceased to be a director or officer of the Purchaser prior to the Closing.

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or any Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or such Target Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub or such Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub and the Target Companies to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance (which costs of the Purchaser D&O Tail Insurance will not be included in Excess Purchaser Expenses).

(c) For the benefit of the Company’s and its Subsidiary’s directors, managers and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6)-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain or cause to maintain the Company D&O Tail Insurance in full force and effect from and after the Closing, and continue to honor the obligations thereunder, and the Purchaser shall from and after the Closing timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance (which costs of the Company D&O Tail Insurance will not be included in Excess Purchaser Expenses or the Unpaid Company Transaction Expenses).

(d) If following the Closing the Purchaser or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, the Purchaser shall use its reasonable best efforts to cause the successors or assigns of the Purchaser to assume all of the obligations set forth in this Section 5.18.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.18 are intended to be third-party beneficiaries of this Section 5.18. This Section 5.18 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser following the Closing.

5.19 Purchaser Cash Proceeds. The Parties agree that, (a) at the Closing, the Purchaser shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee and the Purchaser (with respect to the proceeds from the PIPE Investment and other funds held by the Purchaser outside of the Trust Account) to pay (A) as and when due all amounts, if any payable to the Public Shareholders pursuant to the Closing Redemption, (B) the amounts due in respect of the Purchaser Expenses, the Unpaid Company Transaction Expenses, the Purchaser D&O Tail Insurance and the Company D&O Tail Insurance, (C) the amounts due to the IPO Underwriter for their deferred underwriting commissions, (D) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (E) any other Liabilities owed by the Purchaser as of the Closing and (F) immediately thereafter all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, which amounts will be used for working capital and general corporate purposes of the Purchaser and the Target Companies, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

5.20 PIPE Investment; Certain Company Loans.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser may, but shall not be required to, enter into additional subscription agreements with additional PIPE Investors on substantially the same terms as the form of Subscription Agreement attached as Exhibit F hereto (and upon the Purchaser entering into such subscription agreements, such subscription agreements will be included within the term Subscription Agreements hereunder and become part of the PIPE Investment hereunder, and such investors will be included in the definition of PIPE Investors and the number of PIPE Shares and the PIPE Financing Amount as defined herein will be appropriately adjusted), and if requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such additional Subscription Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not (a) reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of the Purchaser under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, the Purchaser shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Purchaser the subscription amount under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(b) Notwithstanding the foregoing in this Section 5.20, the Parties hereby acknowledge and agree that prior to the Closing the Purchaser will enter into additional subscription agreements with Mr. Shi or his Affiliates (under the same terms as Mr. Hai Shi’s Subscription Agreement) which shall provide that all outstanding Shi Company Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement, and the Company will use its commercially reasonable efforts to cause Mr. Shi or his applicable Affiliates to enter into such subscription agreements with respect to such Shi Company Loans (and upon the Purchaser entering into such subscription agreements, such subscription agreements will be included within the term Subscription Agreements hereunder and become part of the PIPE Investment hereunder, and such investors will be included in the definition of PIPE Investors and the number of PIPE Shares and the PIPE Financing Amount as defined herein will be appropriately adjusted).

(c) During the Interim Period, the Company will use its commercially reasonable efforts to cause any Indebtedness owed by a Target Company to Mr. Shi’s spouse or any of her Affiliates (that are not otherwise covered by Shi Company Loans) (“Shi Spouse Loans”) to be either (i) converted from demand loans to term loans maturing in not less than three (3) years after the Closing Date and otherwise on terms and conditions reasonably acceptable to the Purchaser or (ii) converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

5.21 Extension Proxy Statement.

(a) The Parties acknowledge that on September 1, 2022 the Purchaser filed with the SEC a proxy statement of the Purchaser (as such filing is amended or supplemented, the “Extension Proxy Statement”) for the purposes of, among other matters, (i) soliciting proxies from the Purchaser’s shareholders to vote, at a general meeting of the Purchaser to be called and held for such purpose, to obtain the requisite approval for the amendment of the Purchaser’s Organizational Documents to extend the Purchaser’s deadline for consummating a Business Combination from October 17, 2022 to July 17, 2023 (or such earlier date as determined by the Board), extending on a monthly basis during such period (the “Extension Proposal”), and (ii) providing the holders of Purchaser Class A Ordinary Shares with the opportunity to redeem their respective Purchaser Class A Ordinary Shares in connection with such proxy solicitation in accordance with the Purchaser’s Organizational Documents (the “Extension Meeting”). The Purchaser covenants and agrees that, without the prior written consent of the Company, (A) it will not revise the Extension Proposal so that its final deadline to consummate a Business Combination (including after giving effect to automatic monthly extensions) is a date earlier than April 17, 2023 and (B) assuming the requisite approval of the Extension Proposal is obtained, the Purchaser will continue to extend on a monthly basis the Purchaser’s deadline for consummating a Business Combination until the earlier of April 17, 2023 or the Closing Date.

(b) Unless otherwise approved in writing by the Company, the Purchaser will cause the Extension Proxy Statement to be sent to the Purchaser’s shareholders as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting as soon as practicable thereafter and soliciting the approval of the Purchaser’s shareholders in connection therewith (approval of such matter by the Purchaser’s shareholders at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Purchaser Extension Approval”).

(c) Each of the Company and the Purchaser shall ensure that the information provided by it and incorporated into the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of Purchaser Class A Ordinary Shares, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Purchaser shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of Purchaser Class A Ordinary Shares vote in favor of the amendment of the Purchaser’s Organizational Documents to extend the deadline for the Purchaser to consummate a Business Combination, and shall act in good faith and use its commercially reasonable efforts to obtain the Purchaser Extension Approval on or prior to October 17, 2022, including retention of a proxy solicitor for the purposes of facilitating votes in favor of the Extension Proposal. Notwithstanding the foregoing, the Purchaser shall not be required to offer incentives of cash or any other consideration to holders of Purchaser Class A Ordinary Shares in connection with the Extension Proposal.

(d) The Purchaser shall promptly furnish to the Company copies of any notices or other communications and correspondence received by the Purchaser or its Affiliates from any Governmental Authority, including the SEC, with respect to or otherwise relating to the Extension Proxy Statement, the Extension Proposal, the Extension Meeting and the Purchaser Extension Approval.

(e) The Purchaser and the Company each shall use their respective commercially reasonable efforts to (i) cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Extension Proxy Statement.

5.22 Merger Sub Stockholder Consent. Promptly (but in any event within two (2) Business Days) after the execution and delivery of this Agreement by the Parties, Merger Sub will obtain in accordance with the DGCL the written consent of the Purchaser, as Merger Sub’s sole stockholder, approving Merger Sub’s entry into this Agreement and the Ancillary Documents to which Merger Sub is or is required to be a party, the consummation of the transactions contemplated hereby and thereby and the performance by Merger Sub of its obligations hereunder and thereunder (the “Merger Sub Written Consent”), and deliver a copy of the Merger Sub Written Consent to the Company.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters (other than the approval of the Incentive Plan) that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Stockholder Approval. The Company Stockholders, whether pursuant to a meeting of stockholders or by unanimous written consent in lieu of a meeting, in each case, in accordance with the CGCL and the Company’s Organizational Documents, shall have authorized, approved and consented to the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Conversion (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Each applicable waiting period (and any extension thereof) relating to the transactions contemplated by this Agreement under any Antitrust Laws, including the HSR Act, shall have expired, been terminated or obtained, as applicable.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. The Purchaser shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and the PIPE Investment, if applicable) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and the PIPE Investment).

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Nasdaq Listing. The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in Article III of this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) where such failures of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or any similar limitation set forth herein or therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Sponsor Letter Agreement. The Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Letter Agreement at or prior to the Closing.

(e) Purchaser Domestication. The Domestication shall have been consummated in accordance with Section 1.7.

(f) Release of Trust Account Funds. The Purchaser shall have made arrangements for the funds in the Trust Account to be released upon the Closing.

(g) Post-Closing Purchaser Board. As of immediately following the Closing, the Post-Closing Purchaser Board shall consist of the number of directors determined pursuant to Section 5.17.

(h) Investment Company Act. The SEC or a court of competent jurisdiction has not determined that the Purchaser is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

(i) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), in form and substance reasonably satisfactory to the Company.

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) evidence that the Required Purchaser Shareholder Approval has been obtained.

(iii) Director and Officer Resignations. The directors and officers of the Purchaser and Merger Sub shall have delivered to the Company duly signed letters of resignation, in form and substance reasonably satisfactory to the Company, effective as of and subject to the Closing.

(iv) Other Ancillary Documents. As of the Closing, the Purchaser and Merger Sub shall have duly signed and delivered to the Company each of the Ancillary Documents required hereunder to be signed and delivered by such Party to the Company at or prior to the Closing and each such Ancillary Document shall be in full force and effect.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Purchaser of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or any similar limitation set forth herein or therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c), in form and substance reasonably satisfactory to the Purchaser.

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Conversion), and (B) the resolutions of the Company’s board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, including the Conversion.

(iii) Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor.

(iv) Conversion of Shi Company Loans. Mr. Hai Shi or his Affiliates (other than any Target Company) shall have executed and delivered to the Purchaser additional subscription agreements, which shall provide that all outstanding Shi Company Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

(v) Modification of Shi Spouse Loans. Any Shi Spouse Loans outstanding as of the Closing shall have been either (A) converted from demand loans to term loans maturing in not less than three (3) years after the Closing Date and otherwise on terms and conditions reasonably acceptable to the Purchaser or (B) converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

(vi) FIRPTA Certificate. In accordance with Treasury Regulations Section 1.1445-2(c)(3), the Company shall deliver to the Purchaser a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Company Stock does not constitute a “United States real property interest” under Section 897(c) of the Code (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).

(vii) Other Ancillary Documents. As of the Closing, the Company shall have duly signed and delivered to Purchaser each of the Ancillary Documents required hereunder to be signed and delivered by it at or prior to the Closing and each such Ancillary Document shall be in full force and effect.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement, including a breach of such Party’s obligations to use its commercially reasonable efforts to cause the Closing to occur as required by Section 5.9.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by either the Purchaser or the Company to the other party hereunder, if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by October 17, 2022 (the “Outside Date”); provided, however, that if the Purchaser obtains the Purchaser Extension Approval, then the Outside Date shall automatically be extended to April 17, 2023; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Purchaser or the Company if the breach by such Party or its Affiliates of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company to the other party hereunder, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable or if there shall be adopted any Law that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which, if capable of being cured, is uncured and continuing as of the earlier of (i) thirty (30) days after written notice of such Material Adverse Effect is provided to the Company or (ii) the Outside Date;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which, if capable of being cured, is uncured and continuing as of the earlier of (i) thirty (30) days after written notice of such Material Adverse Effect is provided to the Purchaser or (ii) the Outside Date;

(h) by written notice by the Company to the Purchaser, if the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors changes, withdraws, withholds, qualifies, amends or modifies the Purchaser Board Recommendation in accordance with the last sentence of Section 5.12(c); or

(i) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting has been held (including following any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if at such time the Purchaser is in breach of this Agreement so as to prevent the Purchaser from obtaining the Required Purchaser Shareholder Approval.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, nothing herein shall relieve any Party from Liability for any Willful Breach of any covenant, obligation or agreement set forth in this Agreement or any claim based on Fraud against such Party, in either case, which arose prior to such termination of this Agreement (in each case, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 1.11 and 8.1, any and all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser’s Expenses (the “Purchaser Expenses”), Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding the foregoing, each of the Purchaser and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses paid to Government Authorities under (i) any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and (ii) U.S. securities laws relating to the filing of the Registration Statement and/or Proxy Statement (“SEC Filing Fee Expenses”).

Article VIII
TRUST WAIVER

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, which has since been extended to October 17, 2022 by an amendment to the Purchaser’s Organizational Documents, and subject to further extension by amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes in respect of the Trust Account property and up to $100,000 in dissolution expenses, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company, the Seller Representative or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). Each of the Company and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, (i) nothing herein shall serve to limit or prohibit the Company’s or the Seller Representative’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief (but excluding (A) restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or (B) funds released from the Trust Account to the Public Stockholders or any assets purchased or acquired with such funds) in connection with the consummation of the transactions contemplated hereby (including a claim for the Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate any Redemption, and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions to Public Stockholders). This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, including any rights arising out of any breach of such representations and warranties, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein and therein that by their terms expressly contemplate performance in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and then only with respect to any breaches occurring after the Closing, and (ii) Article VIII and this Article IX.

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent that any Person is directly a party to this Agreement (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:		with a copy (which will not constitute notice) to:

Malacca Straits Acquisition Company Limited		Ellenoff Grossman & Schole LLP
Unit 601-2, St. George’s Building		1345 Avenue of the Americas, 11th Floor
2 Ice House Street		New York, New York 10105
Central, Hong Kong		Attn:	Matthew A. Gray, Esq.
Attn:	Gordon Lo, Chief Executive Officer;		Stuart Neuhauser, Esq.
	Stanley Wang, Chief Financial Officer	Telephone No.: (212) 370-1300
Telephone No.: +852 21060888		Email:	mgray@egsllp.com;
Email:	gordon@malaccastraits.net;		sneuhauser@egsllp.com
stanley@malaccastraits.net
If to the Purchaser Representative, to:		with a copy (which will not constitute notice) to:

Malacca Straits Management Company Limited		Ellenoff Grossman & Schole LLP
Unit 601-2, St. George’s Building		1345 Avenue of the Americas, 11th Floor
2 Ice House Street		New York, New York 10105
Central, Hong Kong		Attn:	Matthew A. Gray, Esq.
Attn:	Ivan Wong, Director		Stuart Neuhauser, Esq.
Telephone No.: +852 21060888		Telephone No.: (212) 370-1300
Email:	ivan_wong@petersonhk.com	Email:	mgray@egsllp.com;
sneuhauser@egsllp.com
If to the Company or the Surviving Corporation, to:		with a copy (which will not constitute notice) to:

Indiev, Inc		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Attn:	Mr. Hai Shi, CEO	Attn:	James A. Mercer III, Esq.
Telephone No.: (323) 703-5720		Telephone No.: (858) 720-8900
Email:	sh@indiev.com	Email:	JMercer@sheppardmullin.com
If to the Seller Representative, to:		with a copy (which will not constitute notice) to:

Mr. Hai Shi		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Telephone No.: (323) 703-5720		Attn:	James A. Mercer III, Esq.
Email:	sh@indiev.com	Telephone No.: (858) 720-8900
		Email:	JMercer@sheppardmullin.com

If to the Purchaser after the Closing, to:		with a copy (which will not constitute notice) to:

INDI Electric Vehicle Inc.		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Attn:	Mr. Hai Shi, CEO	Attn:	James A. Mercer III, Esq.
Telephone No.: (323) 703-5720		Telephone No.: (858) 720-8900
Email:	sh@indiev.com	Email:	JMercer@sheppardmullin.com

and		and

the Purchaser Representative		Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
		Attn:	Matthew A. Gray, Esq.
Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
		Email:	mgray@egsllp.com;
sneuhauser@egsllp.com

9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (provided, that following the Closing, any assignment of the rights or obligations under Section 1.11 or 9.15 (or the definitions used therein) will require the prior written consent of the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, and of each of EGS, the Sponsor and SMRH in Section 9.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby, express or implied, is intended to or shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company; provided, that any amendment, supplement or modification following the Closing to Section 1.11 or 8.1 or Article IX (or the definitions used therein) shall require the prior written consent of the Purchaser Representative and the Seller Representative.

9.11 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, the Seller Representative on behalf of itself and the Earnout Participants, and the Purchaser Representative on behalf of itself and the stockholders of the Purchaser (other than the Earnout Participants and their respective successors and assignees), may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the applicable Representative Party in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, (i) any waiver of Section 1.11 or 8.1 or Article IX (or the definitions used therein) by the Purchaser or its successors or assignees following the Closing shall require the prior written consent of the Purchaser Representative and (ii) any waiver of Section 1.11 or 8.1 or Article IX (or the definitions used therein) by the Company or any Earnout Participant or their respective successors or assignees following the Closing shall require the prior written consent of the Seller Representative.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule,” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 Purchaser Representative and Seller Representative.

(a) Following the Closing, (i) the Purchaser will not make any final determinations pursuant to Section 1.11 without the prior written consent of each Representative Party, (ii) the Purchaser and the Company will observe the procedures set forth in, and the rights of the Representative Parties under, Section 1.11, and (iii) the Purchaser will reimburse each Representative Party for any reasonable and documented out-of-pocket third party costs and expenses, including reasonable and documented out-of-pocket fees of attorneys and accountants, incurred by such Representative Party in connection with its rights and obligations under Section 1.11, including any disputes with respect thereto. All decisions and actions by the Representative Parties in connection with Section 1.11, including any agreement between the Purchaser Representative and the Seller Representative, shall be binding upon the Purchaser, the Company, the Earnout Participants and each of their respective Subsidiaries, successors and assigns, and neither they nor any other Person shall have the right to object, dissent, protest or otherwise contest the same.

(b) Each of the Representative Parties shall not be liable for any act done or omitted hereunder as such Representative Party while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each of (i) the Purchaser shall indemnify, defend and hold harmless the Purchaser Representative and (ii) pursuant to the Letter of Transmittal, the Earnout Participants shall, on a several, and not joint basis (pro rata based on each Earnout Participant’s Pro Rata Share), indemnify, defend and hold harmless the Seller Representative, in each case, from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees, incurred without gross negligence, bad faith or willful misconduct on the part of such Representative Party (in its capacity as such) and arising out of or in connection with the acceptance or administration of such Representative Party’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Representative Party. In no event shall any Representative Party in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Each Representative Party shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on such Representative Party in the foregoing manner. In connection with the performance of its rights and obligations hereunder, each Representative Party shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser (in the case of the Purchaser Representative) or the Earnout Participants (pro rata based on each Earnout Participant’s Pro Rata Share) (in the case of the Seller Representative), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the such Representative Party may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to each Representative Party under this Section 9.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser, the Company, and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives. The Person serving as the Seller Representative may resign upon ten (10) days’ prior written notice to the Company, the Earnout Participants, the Purchaser and the Purchaser Representative, provided, that the Seller Representative appoints in writing a replacement Seller Representative. If the Seller Representative shall die, become disabled, dissolve or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Earnout Participants, then the Earnout Participants shall, within ten (10) Business Days after such death, disability, dissolution or other event, appoint a successor Seller Representative (by vote or written consent of the Earnout Participants holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, the Company and the Purchaser in writing of the identity of such successor. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

9.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to the Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after the Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Company and the Seller Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Seller Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, the Purchaser Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by the Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) may have, prior to the Closing, jointly represented the Company, the Seller Representative and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, SMRH will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Stockholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Purchaser and the Purchaser Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with SMRH’s future representation of one or more of the Seller Representative, the Company Stockholders or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Purchaser Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by SMRH of the Company, the Seller Representative, the Company Stockholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Stockholders shall be deemed the clients of SMRH with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Company Stockholders, shall be controlled by the Seller Representative and the Company Stockholders and shall not pass to or be claimed by the Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Purchaser and the Surviving Corporation and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any claim, demand, charge, action, suit, lawsuit, litigation, audit, complaint, settlement, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, and including the Sponsor Letter Agreement, the Voting Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Non-Competition Agreement, the Subscription Agreements, the Domestication Organizational Documents, the Amended Purchaser Organizational Documents, the Letters of Transmittal, the Incentive Plan and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger, the Domestication and the Conversion.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate amount of all cash and cash equivalents of the Target Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Target Companies as of such Reference Time prepared in accordance with GAAP and the Accounting Principles, including any received but uncleared checks, wires and drafts, minus any outstanding checks, wires and bank overdrafts of the Target Companies as of the Reference Time.

“Closing Net Indebtedness” means, as of the Reference Time, an amount equal to (a) the aggregate amount of all Indebtedness of the Target Companies, less (b) the Closing Company Cash, in each case of clauses (a) and (b), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser, the Purchaser Representative or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company, the Seller Representative or their respective Representatives to the Purchaser, the Purchaser Representative or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Securities” means, collectively, the Company Stock and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means the common stock, no par value per share, of the Company, and such shares of common stock of the Company as are issued and outstanding following the Conversion.

“Company Stockholders” means, collectively, the holders of Company Stock. For the avoidance of doubt, Company Stockholders shall not include any holders of Company Convertible Securities that have not exercised or converted such Company Convertible Securities at or prior to the Closing.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Target Company or that any Target Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or similar payment relating to options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company or its Affiliate is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) the Company’s portion of any Antitrust Expenses and SEC Filing Fee Expenses in accordance with Section 7.3.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations or undertakings or other commitments or arrangements that are legally binding upon a Person or any of his, her or its properties or assets, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlled”, “Controls” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive or guidelines by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Environmental Law” means any Law relating to (a) the protection of human health and safety (to the extent related to Hazardous Material exposure), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, Actions, Orders, Liens, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, that together with any Target Company is under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excess Purchaser Expenses” means, as of the Closing, the amount by which, if any, the Purchaser Expenses (excluding (x) any Transfer Taxes and (y) the Purchaser D&O Tail Insurance or the Company D&O Tail Insurance) exceeds Five Million U.S. Dollars ($5,000,000).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement; (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect; (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement; (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement; and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any tort (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully-Diluted Company Shares” means, as of immediately prior to the Closing, the total number of issued and outstanding shares of Company Stock, including any shares of Company Stock issued upon the conversion of Company Convertible Securities, but excluding any Company Securities described in Section 1.12(b) (relating to treasury stock).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any United States or non-United States federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person described in clauses (a) through (h) above and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.11(b) or 1.11(c) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm of nationally recognized standing appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.11(d).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 14, 2020, and filed with the SEC on July 15, 2020 (File No. 333-239462).

“IPO Underwriter” means BTIG, LLC, as representative of the several underwriters to the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 10.1(a), after due inquiry, or (ii) the Purchaser and/or Merger Sub, the actual knowledge of the individuals set forth on Schedule 10.1(b), after due inquiry.

“Law” means any federal, state, local, municipal, foreign, national or supranational or other law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority having jurisdiction over a given matter.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, unaccrued, liquidated, unliquidated, fixed, contingent or otherwise, whether known or unknown, whether direct or indirect, whether determined or determinable, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including those arising under any Law, Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, and all Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien, license, sublicense or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder prior to the Outside Date; provided, however, that for purposes of clause (a) above, any adverse fact, event, occurrence, changes or effects attributable to, resulting from, relating to or arising from or out of, after the date of this Agreement, the following (by themselves or when aggregated with any other change or effects) shall not be deemed to be, constitute, or be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely or expected to occur: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) facts, events, occurrences, changes, conditions or effects that are generally applicable to the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any fact, event, occurrence, condition, change or effect resulting from a matter described in any of the clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably likely or expected to occur to the extent that such fact, event, occurrence, condition, change or effect has or has had a disproportionate and adverse effect on such Person or any of its Subsidiaries, taken as a whole, compared to other participants in the industries or markets in which such Person or any of its Subsidiaries operate. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, articles of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (a) the Merger Consideration, divided by (b) the Fully-Diluted Company Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable as of the Closing Date or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established in accordance with GAAP, (c) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (d) Liens incurred or deposits made in the ordinary course of business in connection with social security, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property in the operation of the business, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Target Company and do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property, (i) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case, in the ordinary course of business and which are not yet due and payable, and (j) grants by any Target Company of non-exclusive rights in Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information, whether alone or in combination with other information possessed or controlled by the Target Companies, that identifies a natural person (including name, address, telephone number, email address, credit or payment card information, bank account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Affiliate Transactions” means any Contract between the Purchaser and/or Merger Sub, on the one hand, and any director, officer or employee of the Purchaser or Merger Sub or the Sponsor or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person controls, on the other hand, but excluding loans made by the Sponsor or its Affiliate to the Purchaser to pay for Purchaser Expenses.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser following the consummation of the Domestication.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser, prior to the consummation of the Domestication.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser, following the consummation of the Domestication.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser, prior to the consummation of the Domestication.

“Purchaser Common Stock” means, collectively, the shares of Purchaser Class A Common Stock and the Purchaser Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to Purchaser Common Stock as applied (i) from and after the consummation of the Domestication shall mean the applicable class of Purchaser Common Stock and (ii) prior to the consummation of the Domestication shall mean the applicable class of Purchaser Ordinary Shares.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser, the Purchaser Representative or their respective Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Expense Consideration Adjustment” means, in the event the Sponsor elects in writing in accordance with the Sponsor Letter Agreement to (i) increase the Merger Consideration by all or part of the Excess Purchaser Expenses, the Merger Consideration is increased (as a plus) by the amount of such Excess Purchaser Expenses, (ii) cancel Purchaser Class B Ordinary Shares in an amount equal to the value of the Excess Purchaser Expenses (assuming the Redemption Price per share for each of the founders shares), the Purchaser Expense Consideration Adjustment set forth in Section 1.8 relating to the Merger Consideration shall be unchanged or $0 regarding such value of cancelled Purchaser Class B Ordinary Shares (provided, however, that Purchaser provides reasonable evidence of the cancellation of such Class B Ordinary Shares at the Closing); or (iii) pay the Excess Purchaser Expenses in cash, the Purchaser Expense Consideration Adjustment set forth in Section 1.8 relating to the Merger Consideration shall be unchanged or $0 for the value of such cash, provided that as of Closing the Sponsor has wired such cash relating to such all or part of the Excess Purchaser Expenses into the Purchaser’s operating account. If the Sponsor fails to timely make an election in accordance with the Sponsor Letter Agreement with respect to the matters set forth in clauses (i) through (iii) above, the Sponsor shall have been deemed to have elected clause (i) above.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, prior to the consummation of the Domestication. For the avoidance of doubt, any reference in this Agreement to Purchaser Ordinary Shares as applied from and after the consummation of the Domestication shall mean the applicable class of Purchaser Common Stock.

“Purchaser Preference Shares” means preference shares, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Warrants” means one whole warrant issued in a private placement to the Sponsor by the Purchaser at the time of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole redeemable warrant from the one-half (½) warrants that were included in as part of each Purchaser Unit, with each whole redeemable warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Class A Ordinary Share (or upon the Domestication, share of Purchaser Class A Common Stock) is redeemed or converted pursuant to the Closing Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments in cash or property by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective managers, directors, general partners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who owns more than seven percent (7%) of the Fully-Diluted Company Shares.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Loan” means any indebtedness of the Purchaser or Merger Sub owed to the Sponsor and/or any of its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such entity’s gains or losses or shall be or Control the managing director, managing member, general partner or other managing Person of such entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury pursuant to the Code, as amended.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 14, 2020, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time, but for such purposes, treating Company Transaction Expenses that are contingent upon the Closing as if the Closing had occurred at such time. For the avoidance of doubt, “Unpaid Company Transaction Expenses” will (i) include any amounts paid by the issuance of Purchaser Common Stock or other Purchaser Securities, but (ii) exclude (x) any Transfer Taxes and (y) the Company D&O Tail Insurance.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Willful Breach” means a material breach of this Agreement or any applicable Ancillary Document by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement or such Ancillary Document.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	5.6(a)	DCGL	Recitals
Agreement	Preamble	Dissenting Shares	1.16
Alternative Transaction	5.6(a)	Dissenting Stockholder	1.16
Amended Purchaser Organizational Documents	1.7(b)	Domestication	1.7(a)
Antitrust Expenses	7.3	Domestication Organizational Documents	1.7(a)
Antitrust Laws	5.9(b)	Earnout Milestones	1.11(a)(iii)
Audited Company Financials	4.7(a)	Earnout Participants	1.11(a)
Automobile Sales	1.11(a)(i)	Earnout Shares	1.11(a)
Average Sales Price	1.11(a)(i)	Earnout Statement	1.11(c)
Business	Recitals	Effective Time	1.2
Business Combination	8.1	EGS	9.16(a)
Cayman Islands Companies Act	Recitals	Employment Agreements	5.16
Certificate of Merger	1.2	Enforceability Exceptions	3.2
CGCL	Recitals	Environmental Permits	4.20(a)
CFO	1.11(b)	Expenses	7.3
Closing	2.1	Extension	5.3(a)
Closing Date	2.1	Extension Expenses	5.3(a)(iv)
Closing Filing	5.14(b)	Extension Meeting	5.21(a)
Closing Press Release	5.14(b)	Extension Proposal	5.21(a)
Closing Redemption	5.12(a)	Extension Proxy Statement	5.21(a)
Company	Preamble	Extension Redemption	3.5(c)
Company Benefit Plan	4.19(a)	Federal Securities Laws	5.7
Company Certificates	1.13(a)	First Sales Earnout Year	1.11(a)
Company Closing Statement	1.9(b)	First Year Sales Earnout Milestone	1.11(a)(i)
Company D&O Tail Insurance	5.18(c)	Incentive Plan	5.12(a)
Company Designee	5.17(a)	Independent Directors	5.17(a)
Company Disclosure Schedules	Article IV	Interim Period	5.1(a)
Company Financials	4.7(a)	Letter of Transmittal	1.13(a)
Company Inbound IP Licenses	4.13(a)	Lock-Up Agreement	Recitals
Company IP	4.13(d)	Lost Certificate Affidavit	1.13(d)
Company Material Contract	4.12(a)	Merger	Recitals
Company Outbound IP Licenses	4.13(c)	Merger Consideration	1.8
Company Owned IP	4.13(a)	Merger Sub	Preamble
Company Permits	4.10	Merger Sub Written Consent	5.22
Company Personal Property Leases	4.16	Non-Competition Agreement	Recitals
Company Real Property Leases	4.15	OFAC	3.19(c)
Company Registered IP	4.13(a)	Outside Date	7.1(b)
Company Unregistered IP	4.13(a)	Party(ies)	Preamble
Conversion	Recitals	PIPE Financing Amount	Recitals
D&O Indemnified Persons	5.18(a)	PIPE Investment	3.23

Term	Section	Term	Section
PIPE Investors	Recitals	Required Purchaser Shareholder Approval	6.1(a)
PIPE Shares	Recitals	Reviewed 2nd Quarter Company Financials	5.4(a)
Post-Closing Purchaser Board	5.17(a)	Sales Earnout Milestones	1.11(a)(ii)
Price Earnout Milestone	1.11(a)(iii)	Sales Earnout Statement	1.11(c)
Price Earnout Period	1.11(a)	Sales Earnout Year	1.11(a)
Price Earnout Statement	1.11(b)	SEC Filing Fee Expenses	7.3
Proxy Statement	5.12(a)	SEC Reports	3.6(a)
Public Certifications	3.6(a)	SEC SPAC Accounting Changes	3.6(a)
Public Documents	4.29	Second Sales Earnout Year	1.11(a)
Public Shareholders	8.1	Second Year Sales Earnout Milestone	1.11(a)(ii)
Purchaser	Preamble	Section 409A Plan	4.19(k)
Purchaser Board Recommendation	5.12(a)	Seller Representative	Preamble
Purchaser Closing Statement	1.9(a)	Sensitive Information	4.13(f)
Purchaser D&O Tail Insurance	5.18(b)	Shi Company Loans	5.2(b)(iv)
Purchaser Disclosure Schedules	Article III	Signing Filing	5.14(b)
Purchaser Expenses	7.3	Signing Press Release	5.14(b)
Purchaser Extension Approval	5.21(b)a	SMRH	9.16(b)
Purchaser Financials	3.6(b)	Specified Courts	9.6
Purchaser Material Contract	3.13(a)	Sponsor	Recitals
Purchaser Representative	Preamble	Sponsor Letter Agreement	Recitals
Purchaser Shareholder Approval Matters	5.12(a)	Subscription Agreement	Recitals
Purchaser Special Meeting	5.12(a)	Surviving Corporation	1.1
Redemption	3.5(c)	Tax Representation Letter	5.12(e)
Registration Rights Agreement	Recitals	Top Suppliers	4.23
Registration Statement	5.12(a)	Transfer Taxes	5.10(e)
Related Person	4.21	Transmittal Documents	1.13(b)
Released Claims	8.1	Voting Agreements	Recitals
Representative Parties	Preamble
Required Company Stockholder Approval	6.1(b)

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

MALACCA STRAITS ACQUISITION COMPANY LIMITED

By:	/s/ Gordon Lo
	Name:	Gordon Lo
	Title:	Chief Executive Officer

Merger Sub:

MLAC MERGER SUB, INC.

By:	/s/ Gordon Lo
	Name:	Gordon Lo
	Title:	Chief Executive Officer

The Purchaser Representative:

MALACCA STRAITS MANAGEMENT COMPANY LIMITED, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Ivan Wong
	Name:	Ivan Wong
	Title:	Director

The Company:

INDIEV, INC

By:	/s/ Hai Shi
	Name:	Hai Shi
	Title:	CEO

Seller Representative

/s/ Hai Shi
Mr. Hai Shi, solely in the capacity as the Seller Representative hereunder

{Signature Page to Merger Agreement}